Exhibit 10(i)

XEROX CORPORATION

800 Long Ridge Road

Stamford, CT 06904

Amended and Restated Severance Letter Agreement

Providing Certain Benefits Upon Termination of Employment

Following a Change In Control

[Date]

Dear [Name]:

Xerox Corporation (“the Company”) considers it in the best interests of its shareholders to foster the continuous employment of key management personnel. The Board recognizes that, as with many publicly held corporations, the possibility of a Change in Control may arise, and that the uncertainty raised by this possibility may cause the departure or distraction of management personnel, to the detriment of the Company and its shareholders.

The Board has determined that appropriate steps should be taken to reinforce the continued dedication of key management personnel to their duties, without potential distraction arising from a possible Change in Control, although no such change is now contemplated.

In order to induce you to remain in the employ of the Company and in consideration of your agreement set forth in Section 3, the Company accordingly agrees that you shall receive the severance benefits set forth in this Agreement if your employment with the Company is terminated under certain circumstances following a Change in Control.

1. Definitions.

(a) Agreement shall mean the letter agreement set forth herein.

(b) Board shall mean the Board of Directors of the Company.

(c) Change in Control of the Company shall be deemed to have occurred if:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (C) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (D) any person who becomes a “beneficial owner” (as defined below) in connection with a transaction described in subclause (A) of clause (iii) below, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding securities;

(ii) The following individuals cease for any reason to constitute a majority of the directors then serving: (A) individuals who, on the date hereof constitute the Board, and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;

(iii) There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which results in the directors of the Company immediately before such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding securities; or

(iv) The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company, or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately before such sale.

(d) Code shall mean the Internal Revenue Code of 1986, as amended.

(e) Company shall mean the Company or any successor thereto, including any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.

(f) Date of Termination shall mean:

(i) If your employment is terminated pursuant to a Termination by the Company For Disability, thirty (30) days after Notice of Termination is given (if you do not return to the performance of your duties on a full-time basis during such thirty (30) day period); and

(ii) If your employment is terminated for any other reason, the date specified in the Notice of Termination, subject to clauses (iii), (iv) and (v) of this subsection.

(iii) In the case of a Termination by the Company For Cause, the specified date shall not be less than thirty (30) days from the date the Notice of Termination is given.

(iv) In the case of a Termination by You For Good Reason, the specified date shall not be less than fifteen (15) days nor more than sixty (60) days, from the date the Notice of Termination is given.

(v) The Date of Termination may be extended pursuant to Section 13.

(g) Disability shall mean a physical or mental incapacity incurred after a Potential Change in Control which would allow you to receive benefits under the Company’s Long-Term Disability Income Plan (or any substitute plans adopted before a Change in Control).

(h) Exchange Act shall mean the Securities Exchange Act of 1934, as amended.

(i) Notice of Termination shall mean the notice required to be given by you or the Company in accordance with the terms of Section 12.

(j) Potential Change in Control of the Company shall be deemed to have occurred if:

(i) The Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(ii) Any person, including the Company, publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control;

(iii) Any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company (or a company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 10% or more of the combined voting power of the Company’s then outstanding securities; or

(iv) the Board adopts a resolution to the effect that a Potential Change in Control for purposes of this Agreement has occurred.

(k) Termination by the Company For Cause shall mean termination by the Company of your employment upon:

(i) The willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by You For Good Reason), after a written demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties;

(ii) The willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; or

(iii) The conviction of any crime (whether or not involving the Company) which constitutes a felony.

(iv) For purposes of this subsection, no act or failure to act on your part shall be considered “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.

(v) A termination of your employment is not a Termination by the Company For Cause until there is delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth in this subsection, and specifying the particulars thereof in detail.

(l) Termination by the Company For Disability shall mean a termination by the Company of your employment following a Change in Control and during the term of this Agreement as follows. If, as a result of your incapacity due to physical or mental illness, you fail to perform your duties and shall have been receiving payments under the Company’s Long-Term Disability Income Plan, or any substitute plans adopted before the Change in Control, for a period of twelve (12) consecutive months and, within thirty (30) days after Notice of Termination is given, you shall not have returned to the full-time performance of your duties, the Company may terminate your employment pursuant to a Termination by the Company For Disability. You shall continue to receive your full base salary at the rate then in effect and your bonus and all compensation shall be paid during the period until this Agreement is terminated pursuant to this subsection. Your benefits shall thereafter be determined in accordance with the Company’s welfare benefits programs then in effect and the Company’s retirement plans then in effect.

(m) Termination by You For Good Reason shall mean the termination by you of your employment upon any of the following circumstances, if such circumstance occurs without your express written consent after a Change in Control and during the term of this Agreement:

(i) The assignment to you of any duties inconsistent with your status as a senior executive of the Company or a substantial adverse alteration in the nature or status of your responsibilities from those in effect immediately prior to a Change in Control of the Company (including, without limitation, if you are an executive officer of the Company prior to a Change in Control, ceasing to be an executive officer of a public company);

(ii) (A) a reduction in your annual base salary and/or annual target bonus as in effect on the date hereof, or as the same may be increased from time to time, (B) a failure by the Company to increase your annual base salary following a Change in Control at such periodic intervals consistent with the Company’s practice prior thereto by at least a percentage equal to the average of the percentage increases in your base salary for the three merit pay periods immediately preceding such Change in Control, or (C) the failure to increase your salary as the same may be increased from time to time for similarly situated senior executives, except that this clause (ii) shall not apply to across-the-board salary reductions similarly affecting all executives of the Company and all executives of any person in control of the Company;

(iii) The Company’s requiring you to be based anywhere other than in the metropolitan area in which you were based immediately before the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with your present business travel obligations;

(iv) The failure by the Company to continue in effect any compensation or benefit plan, vacation policy or any material perquisites in which you participate immediately before the Change in Control, (except to the extent such plan terminates in accordance with its terms), unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan in connection with the Change in Control, or the failure by the Company to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, than existed at the time of the Change in Control; or

(v) The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 11.

(vi) A Termination by You For Good Reason shall be deemed to occur if, after a Change in Control, there occurs any termination or purported termination by the Company of your employment which is not accompanied by any Notice of Termination required by Section 12, and does not comply with the notice requirements (if applicable) of subsection (l) of this section (defining Termination by the Company For Cause).

(vii) A termination by you of your employment shall not fail to be a Termination by You For Good Reason merely because of your incapacity due to physical or mental illness, or because your employment continued after the occurrence of any of the events listed in this subsection.

(n) Termination by You Without Good Reason shall mean a termination by you of your employment that is not a Termination by You For Good Reason.

2. Term of Agreement

(a) This Agreement shall be effective on [date], and shall continue in effect through December 31, [year], or the later date provided by subsection (b) or (c) of this section.

(b) Commencing on January 1, [year], and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than the later of November 1 or thirty days following the meeting of the Compensation Committee of the Board held in October of the preceding year, the Company gives notice that it does not wish to extend this Agreement. No such notice may be given during the pendency of a Potential Change in Control.

(c) If a Change in Control occurs while this Agreement is in effect, then notwithstanding subsections (a) and (b) of this section, this Agreement shall continue in effect until the last day of the 24th month following the month in which occurs such Change in Control.

3. Your Agreement to Certain Continued Employment. You agree that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control, you will remain in the employ of the Company until the earliest of:

(a) The expiration of nine (9) months from the occurrence of such Potential Change in Control,

(b) The termination by you of your employment by reason of Disability;

(c) The date on which you first become entitled under this Agreement to receive the benefits provided in Section 4 (or would be so entitled, except for the application of Section 14 herein, relating to section 409A of the Code.)

4. Benefits Upon Termination.

(a) You shall be entitled to the benefits provided by this section upon termination of your employment, if such termination occurs after a Change in Control and during the term of this Agreement and you sign a release of claims in a form acceptable to the Company, and is not (i) because of your death, (ii) a Termination by the Company For Cause, (iii) a Termination by the Company For Disability, or (iv) a Termination by You Without Good Reason.

(b) The Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Company, at the time such payments are due.

(c) In lieu of any further salary payments to you for periods after the Date of Termination, the Company shall pay a lump sum severance payment equal to [two (2) or 2.99] times the sum of:

(i) the greater of (A) your annual rate of base salary in effect on the date Notice of Termination is given, and (B) your annual rate of base salary in effect immediately before the Change in Control, and

(ii) the greater of (A) the annual target bonus applicable to you for the year in which Notice of Termination is given and (B) the annual target bonus applicable to you for the year in which the Change in Control occurs.

(d) The payment under subsection (c) will be paid immediately upon the fifth day following the Date of Termination, except that it may not be paid before the earliest date permitted under Section 14 herein (relating to section 409A of the Code).

(e) In addition to all other amounts payable to you under this section, you shall be entitled to receive all benefits payable under any other plan or agreement relating to retirement benefits or to compensation previously earned and not yet paid, in accordance with the terms of such plans or agreements.

(f) For the [24 or 36] month period immediately following the Date of Termination, the Company shall arrange to provide you and your dependents life, disability, accident and health insurance benefits substantially similar to those provided to you and your dependents immediately before the Date of Termination or, if more favorable to you, those provided to you and your dependents immediately before the occurrence of a Change in Control, at no greater cost to you than the cost to you immediately before such date or occurrence. Benefits otherwise receivable by you pursuant to this section shall be reduced to the extent benefits of the same type are received by or made available at no greater cost to you by a subsequent employer during the [24 or 36] month period following the Date of Termination (and any such benefits received by or made available to you shall be reported by you to the Company).

(g) Deeming rules for certain terminations of employment before a Change in Control. For purposes of this Agreement:

(i) Termination of your employment shall be deemed to occur after a Change in Control if (A) your employment is terminated by the Company before a Change in Control, (B) such termination was not a Termination by the Company For Cause, and (C) either such termination was at the request or direction of a person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control, or you reasonably demonstrate that such termination was otherwise in connection with or in anticipation of a Change in Control.

(ii) Termination of you employment shall be deemed to be a Termination by You For Good Reason after a Change in Control if (A) before a Change in Control, you incur a Termination by You For Good Reason (or what would be such but for the fact that it occurs before a Change in Control), and (B) the circumstance or event which constitutes Good Reason occurs at the request or direction of a person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control.

(iii) Clauses (i) and (ii) apply whether or not a Change in Control actually occurs.

5. Benefits upon Termination For Cause or Without Good Reason. If, following a Change in Control, your employment is terminated pursuant to a Termination by the Company For Cause, or a Termination by You Without Good Reason, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

6. No Duty to Mitigate. You shall not be required to mitigate the amount of any payment provided for in Sections 4, 5, 9 or 10 herein by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in such sections be reduced by any compensation earned by you as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise, other than under subsection (f) of Section 4 (relating to certain continuing welfare benefits) and Section 8.

7. No Waiver. Your continued employment after any event which is or might be an event listed under the definition of Termination by You For Good Reason herein shall not constitute your consent to, or your waiver of rights with respect to, any circumstances surrounding a Termination by You For Good Reason.

8. Offset for Certain Severance Pay. If you become entitled to the lump sum severance benefit under subsection (c) of Section 4 herein, you shall not be entitled to receive severance pay under any severance pay plan, policy or arrangement maintained by the Company or any of its subsidiaries. If the Company is obligated by law or by contract to pay severance pay, a termination indemnity, notice pay, or the like, or if the Company is obligated by law or by contract to provide advance notice of separation, then the lump sum severance benefit under subsection (c) of Section 4 herein shall be reduced, but not below zero, by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received by you during the period of such advance notice.

9. Gross-Up Payments.

(a) For purposes of this Section, the following terms shall have the following meanings:

(i) Total Payments shall mean all of the payments or benefits received or to be received by you in connection with a Change in Control or your termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person, excluding the Gross-Up Payment.

(ii) Excise Tax shall mean the excise tax imposed under section 4999 of the Code.

(iii) Gross-Up Payment shall mean the additional amount paid to you by the Company pursuant to this section such that (A) the net amount retained by you, after (B) deduction of required withholding taxes (required to be withheld at the time of payment of the Gross-Up Payment) plus any amounts payable with your personal federal, state and local income tax returns for any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment (but not including any taxes payable pursuant to section 409A of the Code), (C) shall be equal to the Total Payments.

(b) The Company shall pay to you the Gross-Up Payment not later than the later of (i) the fifth day following the Date of Termination, or (ii) the tenth day following the date of initial determination of the amount of the Gross-Up Payment (as set forth in subsection (c)), except that the amount may not be paid to you before the earliest date permitted by Section 14 herein (relating to section 409A of the Code).

(c) An initial determination of the amount of the Gross-Up Payment (if any) shall be made by tax counsel not later than ten days following the Date of Termination. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as “parachute payments” (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax counsel reasonably acceptable to you and the Company and selected by the accounting firm which was, immediately before the Change in Control, the Company’s independent auditor (the “Auditor”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all “excess parachute payments” within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the base amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income tax (taking into account your filing status for the year(s) the Gross-Up Payment(s) are made) at the highest marginal rate of federal income taxation in the calendar year(s) in which the Gross-Up Payment(s) are to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-Up Payment is calculated for purposes of this section), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(d) In the event that the Excise Tax is finally determined by the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, you shall repay to the Company, within five business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by you), to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in your taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is finally determined by the Internal Revenue Service to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by you with respect to such excess) within five business days following the time that the amount of such excess is finally determined. The Company and you shall each cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments. For purposes of the foregoing sentence, cooperation shall include (but not be limited to) providing to the Company and/or tax counsel copies of your Forms W-2 issued by the Company, together with your federal, state and local income tax returns, for the five calendar years immediately preceding the calendar year in which the Change in Control occurs (excluding any such year, if at no point during such year were you employed by the Company),

10. Legal Fees. The Company also shall pay to you all reasonable legal fees and expenses incurred by you with respect to the initial determination by tax counsel of the amount of the Gross-Up Payment (if any), as well as in disputing in good faith any issue hereunder relating to the termination of your employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Such payment shall be made immediately upon the date that is five business days after delivery of your written request for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require, except that such amount shall not be paid before the earliest date permitted by Section 14 herein (relating to section 409A of the code).

11. Successors; Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.

(b) Failure of the Company to obtain such assumption and agreement before the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the

Company in the same amount and on the same terms as you would be entitled hereunder if you terminated your employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

(c) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if no such designee, to your estate.

12. Notice Requirement. Any termination or purported termination of your employment (except by reason of your death) by the Company or by you following a Change in Control and during the term of this Agreement shall be communicated by written Notice of Termination to the other party hereto in accordance with this section. The Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

13. Extension of Date of Termination. If, within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected). The Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this section. Amounts paid under this section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement and shall not be reduced by any compensation earned by you as the result of employment by another employer.

14. No Payment Triggering Taxation Under Code Section 409A.

(a) In no event shall any amount be paid to you under this Agreement before the date that is the earliest of:

(i) your death;

(ii) the date you become disabled (as defined for purposes of Code section 409A(a)(2));or

(iii) the date of your separation from service (as defined for purposes of Code section 409A(a)(2)), plus 6 months after such date if you are a specified employee (as defined for purposes of Code section 409A(a)(2)(B)).

(b) No amount may be paid under this Agreement in any manner or according to any time or schedule that would cause inclusion of any amount in gross income for any person under Code section 409A(a)(1) or any regulations promulgated thereunder.

15. Amendment.

(a) Except as provided in subsection (b), no provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board.

(b) To the extent deemed necessary or desirable by the Board of Directors of Xerox Corporation, the Agreement may be amended by an affirmative vote of the majority of the directors described in section 1(c)(ii) hereof in order to comply with Code section 409A and to avoid any additional tax or penalty related solely to Code section 409A. Such amendments will be effective if signed by such officer as may be specifically designated by the Board of Directors of Xerox Corporation. The provisions of this subsection (b) shall not apply at any time after the occurrence of either a Potential Change in Control or a Change in Control.

16. Miscellaneous. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Sections 4, 5, 9 and 10 shall survive the expiration of the term of this Agreement. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between you and the Company, you shall not have any right to be retained in the employ of the Company.

17. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

18. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and during the term of the Agreement supersedes the provisions of all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto with respect to the subject matter hereof (including, without limitation, the Severance Agreement previously entered into between you and the Company as thereafter amended and/or extended).

20. Effective Date. This Agreement shall become effective as of the date set forth above. If this letter correctly sets forth our agreement on the subject matter hereof, please sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

XEROX CORPORATION

By:
Name: Title:	Anne M. Mulcahy Chairman and Chief Executive Officer

Agreed to as of the Date:

Name: